Pricing Supplement dated February 22, 2005 	                 Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                     TOYOTA MOTOR CREDIT CORPORATION

                        Medium-Term Note, Series B - Fixed Rate

________________________________________________________________________________

Principal Amount:  $50,000,000		  Trade Date: February 22, 2005
Issue Price: See "Additional Terms of     Original Issue Date: February 25, 2005
 the Notes - Plan of Distribution"
Interest Rate: 3.60% per annum		  Net Proceeds to Issuer:  $49,985,000
Interest Payment Dates: Each  	          Principal's Discount or
  February 28 and August 29, 		     Commission:  0.03%
  commencing August 29, 2005
Stated Maturity Date: August 29, 2006

________________________________________________________________________________


Day Count Convention:
   [X]  30/360 for the period from February 25, 2005 to August 29, 2006
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
   Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
   Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

	                         ___________________________

                                    ABN AMRO Incorporated

	                       ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated February 22, 2005 and an Appointment Agreement Confirmation dated February 22, 2005 (collectively, the "Agreement") between TMCC and ABN AMRO Incorporated ("ABN AMRO"), ABN AMRO, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. ABN AMRO may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, ABN AMRO is committed to take and pay for all of the Notes offered hereby if any are taken.